EXHIBIT T3A.9
ARTICLES OF INCORPORATION

OF

Newport News Uno, Inc.

_______

The undersigned, being an individual, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a corporation authorized by law to issue shares, pursuant to the provisions of the Virginia Stock Corporation Act, Chapter 9 of Title 13.1 of the Code of Virginia.

FIRST: The corporate name for the corporation (hereinafter called the “corporation”) is Newport News Uno, Inc.

SECOND: The number of shares which the corporation is authorized to issue is 100, all of which are without par value and are of the same class and are to be Common shares.

THIRD: The post office address with street and number, if any, of the initial registered office of the corporation in the Commonwealth of Virginia is 11 South 12th Street, Richmond, Virginia 23219. The county or city in the Commonwealth of Virginia in which the said registered office of the corporation is located is the City of Richmond.

The name of the initial registered agent of the corporation at the said registered office is Beverley L. Crump. The said initial registered agent meets the requirements of Section 13.1-634 of the Virginia Stock Corporation Act, inasmuch as he is a resident of the Commonwealth of Virginia and a member of the Virginia State Bar. The business office of the said registered agent of the corporation is identical with the said registered office of the corporation.

FOURTH: No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may he reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the Board of Directors to such individuals and entities, and for such lawful consideration, and on such terms, as the

Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

FIFTH: The purposes for which the corporation is organized, which shall include the transaction of any or all lawful business for which corporations may be incorporated under the provisions of the Virginia Stock Corporation Act, other than the special kinds of business enumerated in Section 13.1-620 of the Virginia Stock Corporation Act, are as follows:

To own and operate restaurants.

To carry on a general mercantile, industrial, investing, and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, and in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal, and mixed property of any and all kinds, together with the components, resultants, and by-products thereof; to acquire by purchase or otherwise own, hold, lease, mortgage, sell, or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition, or improvement of any factories, shops, storehouses, buildings, and commercial and retail establishments of every character, including all equipment, fixtures, machinery, implements, and supplies necessary, or incidental to, or connected with, any of the purposes or business of the corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

To apply for, register, obtain, purchase, lease, take licenses in respect of, or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge, or otherwise dispose of, and, in any manner deal with and contract with reference to:

(a) inventions, devices, formulae, processes, and any improvements and modifications thereof;

(b) letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trade-marks, trade symbols, and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto;

(c) franchises, licenses, grants, and concessions.

To have all of the general powers granted to corporations organized under the Virginia Stock Corporation Act whether granted by specific statutory authority or by construction of law.

SIXTH: The name and the address of the individuals who are to serve as the initial directors of the corporation are:

NAME	ADDRESS
Aaron D. Spencer	59 Farlow Road Newton, MA 02159
Craig S. Miller	101 Fox Run Road Sudbury, MA 01776
Robert M. Brown	28 Everett Street Stoneham, MA 02180

SEVENTH: Regarding the management of the business and the regulation of the affairs of the corporation, and for defining, limiting, and regulating the powers of the corporation, its directors, and shareholders, it is further provided:

1. Whenever any provision of the Virginia Stock Corporation Act shall otherwise require for the approval of any specified corporate action the authorization of more than two-thirds of the votes entitled to be cast by any voting group, any such corporate action shall be approved by the authorization of at least a majority of the votes entitled to be cast by said voting group. The term “voting group” as used herein shall have the meaning ascribed to it by Section 13.1-603 of the Virginia Stock Corporation Act.

2. The corporation shall, to the fullest extent permitted by the provisions of the Virginia Stock Corporation Act, as the same may he amended and supplemented. indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

EIGHTH: The duration of the corporation shall be perpetual.

Signed on

_______________________

Amy R. Johnson, Incorporator